AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

KRISPY KREME DOUGHNUTS, INC.

FIRST: The name of the corporation is KRISPY KREME DOUGHNUTS, INC. (hereinafter the “Corporation”).

SECOND: The period of duration of the Corporation is perpetual.

THIRD: The purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina, and nothing contained herein shall in any way limit or restrict or take away from this Corporation the general powers granted to it under and by virtue of the provisions of Chapter 55 of the General Statutes of North Carolina and the several amendments thereto.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each no par value.

FIFTH: The address of the registered office of the Corporation in the State of North Carolina is 370 Knollwood Street, Attn: Legal, Winston-Salem, Forsyth County, North Carolina 27103, and the registered agent at such address shall be Krispy Kreme Doughnut Corporation.

SIXTH: The following provisions are intended for the regulation of the business and for the conduct of the internal affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation of the powers conferred by statute:

(1)	The business and affairs of the Corporation shall be managed by or under the direction of the board of directors;

(2)	The board of directors may make By-Laws from time to time, and may alter, amend or repeal any By-Laws, but any By-Laws made by the board of directors may be altered, amended or repealed by the shareholders entitled to vote;

(3)	The number of directors of the Corporation shall be fixed and may be altered from time to time, as may be provided in the By-Laws. The directors need not be shareholders. Election of the directors need not be by written ballot unless the By-Laws so provide. In case of any increase in the number of directors, the additional directors may be elected by the directors or by the shareholders entitled to vote therefor at an annual or special meeting, as shall be provided in the By-Laws;

(4)	No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of any duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 55-8-33 of the North Carolina Business Corporation Act (“NCBCA”) or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification;

(5)	In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the NCBCA, these Articles of Incorporation, and any By-Laws adopted by the shareholders; provided, however, that no By-Laws hereafter adopted by the shareholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SEVENTH: Meetings of both directors and shareholders may be held within or without the State of North Carolina, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the NCBCA) outside the State of North Carolina at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

NINTH: The principal place of business is 370 Knollwood Street, Winston-Salem, Forsyth County, North Carolina 27103.